UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-2

Eventbrite, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Q&A

General

What is happening?

Eventbrite has entered into a definitive agreement to be acquired by Bending Spoons. This is an all-cash transaction valuing Eventbrite at approximately $500 million. Under the terms of the agreement, Eventbrite stockholders will receive $4.50 in cash for each share of Eventbrite capital stock that they own. The per-share purchase price represents an 83% premium over Eventbrite’s 60-day volume-weighted average share price as of market close on November 28, 2025.

Upon completion, subject to customary closing conditions and regulatory approvals, including approval by Eventbrite’s stockholders, Eventbrite will become a privately held company fully owned by Bending Spoons. We expect the acquisition to close in the first half of 2026.

Why is Eventbrite being acquired?

This acquisition is a strategic step to ensure long-term sustainability and growth. It allows us to operate with greater flexibility under private ownership and continue innovating for creators and fans.

As a public company, we have a responsibility to maximize stockholder value. The Board concluded that this all-cash offer provides our stockholders a compelling, immediate, and certain premium. We believe this combination helps us achieve our customer, product, and market ambitions faster.

What is Bending Spoons?

Bending Spoons is a technology company founded in 2013 and headquartered in Milan, Italy, with a team of 1,000 spread across dozens of countries (including the US). The company acquires digital technology businesses that it believes have untapped potential, and aims to strengthen every aspect—from software and infrastructure to design and customer support.

The Bending Spoons portfolio includes Brightcove, Evernote, komoot, Meetup, Remini, WeTransfer, Vimeo, and many others. Collectively, its products reach over 400 million monthly active users and more than 10 million paying customers, including most Fortune 500 enterprises.

Bending Spoons is backed by highly respected institutional investors, including Baillie Gifford, Cox Enterprises, Durable, Fidelity, and T. Rowe Price.

Why is the acquisition good for Bending Spoons?

Eventbrite is a widely loved product with a large and loyal global user base of roughly 90 million monthly active users. Bending Spoons has substantial expertise and powerful proprietary technologies (particularly in areas like data and engineering) that, if integrated well, are likely to enrich the product and organization considerably. These factors mean Bending Spoons sees a lot of potential in Eventbrite.

When will the acquisition close?

The proposed transaction is expected to close in the first half of 2026, subject to customary closing conditions and approvals, including receipt of required regulatory approvals and approval by Eventbrite’s stockholders.

Will Eventbrite remain a public company?

After closing, Eventbrite will become a private company fully owned by Bending Spoons. We expect the transaction to close in the first half of 2026, subject to customary closing conditions and regulatory approvals, including approval by Eventbrite’s stockholders. Until then, we remain an independent publicly traded company.

Why is now the right time?

As a part of Bending Spoons, Eventbrite would have more access to tools, resources, and audiences, offering us the opportunity to build on our 20-year legacy and accelerate into the next 20 years and beyond.

Will Eventbrite remain a separate brand?

Yes, Eventbrite will continue to operate under its own brand.

Will there be layoffs?

No decisions have been made at this time. Our focus is on continuing to deliver for our creators, teams and customers during this time.

Will Eventbrite’s mission change?

We built Eventbrite to democratize shared experiences. Our vision remains, no matter our operating structure.

Employee

Compensation & Benefits

What happens to my compensation and benefits?

Your current compensation and benefits remain unchanged for now. Any future changes will be communicated transparently.

What about retention packages?

To recognize and retain Britelings during the transition period, we will provide a cash payment in exchange for all outstanding RSUs, including both vested and unvested portions, upon the closing of this transaction.

What happens to unvested RSUs?

To recognize and retain Britelings during the transition period, we will provide a cash payment in exchange for all outstanding RSUs, including both vested and unvested portions, upon the closing of this transaction.

How will performance reviews and promotions be handled during the transition?

We’re pausing our traditional performance review cycle to prioritize the transition, replacing it with a truncated process.

Timeline & Process

What is the difference between signing the agreement and regulatory approval/closing?

Signing the definitive agreement means both companies have agreed to the terms of the acquisition. Closing of the proposed transaction occurs after satisfaction or waiver (as applicable) of customary closing conditions and approvals, including receipt of required regulatory approvals and approval by Eventbrite’s stockholders.

When will the merger close?

The proposed transaction is expected to close in the first half of 2026, subject to customary closing conditions and approvals, including receipt of required regulatory approvals and approval by Eventbrite’s stockholders.

What is the integration timeline and what are the key milestones?

Integration planning will begin after the closing of the proposed transaction. For now, there are no immediate material changes to how we work. Key milestones will include closing, initial integration planning, and phased updates post-closing.

What does it mean to be a private company?

Private company securities are not publicly traded on stock exchanges. At closing, Eventbrite’s common stock will be delisted, and stockholders will receive $4.50 in cash per share, subject to the terms of the merger agreement. Under the terms of the agreement, Eventbrite stockholders will receive $4.50 in cash for each share of Eventbrite capital stock that they own.

Leadership & Governance

What happens to the executive team and senior leadership post-close?

Julia Hartz will remain CEO through the transition. Any leadership changes beyond that will be communicated post closing.

What changes will there be to leadership balance between Eventbrite and Bending Spoons?

For now, Eventbrite will continue operating as we do today. Leadership alignment will be addressed post-closing.

Who has authority to make what decisions between now and close? How will decisions be made during the transition period?

Eventbrite’s current leadership team retains decision-making authority until closing.

International & Organizational Structure

Will my role or reporting structure change?

No immediate changes are planned. If any adjustments occur, they will be communicated well in advance.

Will our mission and values change?

No. Our mission to support independent businesses and deliver fan-first experiences remains core to who we are. These values align with Bending Spoons’ approach.

What about our culture?

We are committed to preserving the culture that makes Eventbrite unique. This will be a priority throughout the integration process.

Will Eventbrite integrate into Bending Spoons’ operations?

For now, we will continue operating as we do today. Any integration steps will be clearly communicated post-closing.

Will there be changes to tools, systems, or workflows?

No immediate changes are planned. If updates occur, training and support will be provided.

Will offices close or relocate?

Currently, there are no plans to close offices or change remote work policies at this time.

What does it mean for employees that Bending Spoons is an international company/HQ in Italy?

It means we’ll continue to be part of a global organization, now with access to new resources and opportunities. There are no immediate changes to your work location or policies at this time.

How will the dispersed workforce (India, EU, US) be affected?

No immediate changes are planned. We will continue operating as we do today, and any future adjustments will be communicated well in advance.

Integration Planning

What decisions are being made now vs. post-close?

Right now, decisions focus on preparing for closing and ensuring business continuity. Integration decisions will primarily be made after closing.

What is the timeline from announcement to close?

Eventbrite’s Board of Directors have unanimously approved the transaction, which is expected to close in the first half of 2026, subject to customary closing conditions and regulatory approvals, including approval by Eventbrite’s stockholders.

How will success be measured during the transition?

Success will be measured by maintaining business continuity, retaining talent, and preparing for a smooth integration.

How will customers and creators be informed?

We are reaching out to our critical stakeholders to make sure they are aware of this announcement and to ensure they know that nothing will change as of today.

Day-to-Day Operations During Transition

What does this mean for our 2026 strategy ?

Our current strategy remains in place. We will revisit priorities prior to and post closing to align with new opportunities.

What happens to projects currently in flight? Which initiatives should we pause vs. continue?

Continue with current projects unless directed otherwise by your manager. If priorities shift, we will communicate clearly.

What happens next?

The proposed transaction is expected to close in the first half of 2026, subject to customary closing conditions and approvals, including receipt of required regulatory approvals and approval by Eventbrite’s stockholders. We’ll provide regular updates as we learn more.

What can we share externally about this announcement?

Please don’t comment publicly about the transaction, whether on social media or elsewhere. It’s OK to like or reshare the official press release, without adding any commentary. Please don’t add opinions or amplify third-party articles about the deal. Any employee commentary can be attributed to Eventbrite and may be subject to securities laws. This includes any anonymous comments or forums. Nothing here prevents you from truthfully communicating with any government agency, including the SEC.

How can I ask questions?

Contact your manager and/or BXBP.

Creator/Partner

Will this acquisition change how I use Eventbrite?

There are no immediate changes to the platform or your experience. You can continue using Eventbrite as you do today.

Why is Eventbrite joining Bending Spoons?

This partnership strengthens Eventbrite’s ability to innovate and grow while staying true to our mission of supporting creators and fans.

Will my events or payouts be affected?

All current processes for event creation, ticketing, and payouts remain unchanged during the pending acquisition.

Will fees or pricing change?

There are no changes to pricing or fees at this time. If any adjustments occur in the future, we will communicate well in advance.

Will my data remain secure?

Yes. Data privacy and security remain top priorities. Eventbrite will continue to uphold its existing standards and comply with all regulations.

What does this mean for the future of Eventbrite?

Joining Bending Spoons positions Eventbrite for long-term sustainability and innovation. It opens opportunities to enhance tools and services for creators.

How will I be kept informed?

We will share updates as details are finalized and provide clear communication about any changes that affect creators.

Important Additional Information and Where to Find It

In connection with the proposed transaction between Eventbrite, Inc. (the “Company”) and a wholly owned subsidiary of Bending Spoons S.p.A. (“Bending Spoons”) (the “Transaction”), the Company will file with the SEC a definitive proxy statement (the “Proxy Statement”), the definitive version of which will be sent or provided to Company stockholders. The Company may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document which the Company may file with the SEC. INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and securityholders may obtain free copies of the Proxy Statement (when it is available) and other documents that are filed or will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov, the Company’s website at https://investor.eventbrite.com or by contacting the Company’s Investor Relations Team at:

Eventbrite, Inc.

Attention: Investor Relations

95 Third Street, 2nd Floor

San Francisco, California 94103

Participants in the Solicitation

The Company and certain of its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Additional information regarding the identity of the participants, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the proposed transaction (if and when they become available). Information relating to the foregoing can also be found in the Company’s proxy statement for its 2025 annual meeting of stockholders, which was filed with the SEC on April 24, 2025 (the “Annual Meeting Proxy Statement”). To the extent holdings of securities by potential participants (or the identity of such participants) have changed since the information printed in the Annual Meeting Proxy Statement, such information has been or will be reflected on the Company’s Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements related to the Transaction, including estimates and statements regarding the expected timing, completion and effects of the Transaction. These forward-looking statements are based on the Company’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the Transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by the Company, all of which are subject to change. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern the Company’s expectations, strategy, plans, or intentions. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the Transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the Transaction on anticipated terms and timing, including obtaining required stockholder and regulatory approvals, and the satisfaction of other conditions to the completion of the Transaction; (ii) any potential litigation relating to the Transaction that could be instituted against Bending Spoons, the Company or their respective directors, managers or officers, including the effects of any outcomes related thereto; (iii) the risk that disruptions from the Transaction will harm the Company’s business, including current plans and operations and employee retention, and the Company’s ability to implement its business strategy; (iv) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transaction; (v) legislative, regulatory and economic developments affecting the Company’s business; (vi) general macroeconomic and geopolitical environment and market developments and conditions; (vii) potential business uncertainty, including changes to existing business relationships, during the pendency of the Transaction that could affect the Company’s financial performance; (viii) certain restrictions during the pendency of the Transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (ix) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, pandemics, outbreaks of war or hostilities, as well as the Company’s response to any of the aforementioned factors; (x) significant transaction costs associated with the Transaction; (xi) the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction, including in circumstances requiring the Company to pay a termination fee and/or other expenses; (xiii) the ability of Bending Spoons to successfully integrate the Company’s operations, product lines and services; (xiv) the risks and uncertainties pertaining to the Company’s business, including those set forth in Part I, Item 1A of the Company’s most recent Annual Report on Form 10-K and Part II, Item 1A of the Company’s subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by the Company with the SEC; and (xv) the risks and uncertainties that will be described in the Proxy Statement available from the sources indicated below. These risks, as well as other risks associated with the Transaction, will be more fully discussed in the Proxy Statement to be filed with the SEC in connection with the Transaction. While the list of factors presented here is, and the list of factors presented in the Proxy Statement will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on the Company’s financial condition, results of operations, credit rating or liquidity. These forward-looking statements speak only as of the date they are made, and the Company does not undertake to and specifically disclaims any obligation to publicly provide revisions or updates to any of forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.